For Release Friday, June 24, 2005; 6:30 PM EDT

CYBERONICS REPORTS FINANCIAL RESULTS FOR Q4 AND FY 2005 AND POSTPONES INVESTOR DAY PENDING FINAL
FDA TRD DECISION

HOUSTON, Texas, June 24, 2005 — Cyberonics, Inc. (NASDAQ:CYBX) today reported financial results for the fourth quarter and fiscal year ended April 29, 2005 and announced that it has postponed the investor and analyst dinner and day scheduled for June 27 – 28, 2005 pending notification by FDA of its final decision regarding Cyberonics’ Expedited Review PMA-Supplement and Amendment for treatment-resistant depression (TRD).

Net sales for the fourth quarter ended April 29, 2005 were $26.7 million compared to revised guidance of greater than $26.0 million and net sales of $26.3 million for the quarter ended April 30, 2004. Fourth quarter net sales included $22.5 million from the U.S. market and $4.2 million from international markets.

Net sales for the fiscal year ended April 29, 2005 were $103.4 million compared to net sales of $110.7 million for the fiscal year ended April 30, 2004. Net sales included $90.3 million from the U.S. market and $13.1 million from international markets.

Net loss for the fourth quarter ended April 29, 2005 was $6.5 million, or $0.26 per fully diluted share, compared to revised guidance of a net loss of no greater than $0.31 per fully diluted share and net loss of $1.2 million or $0.05 per fully diluted share for the quarter ended April 30, 2004. Net loss for the fiscal year ended April 29, 2005 was $12.2 million, or $0.51 per fully diluted share compared to net income of $6.8 million or $0.26 per fully diluted share for the fiscal year ended April 30, 2004.

Cash, cash equivalents and marketable securities on April 29, 2005 were $61.5 million, compared to $58.4 million April 30, 2004.

“In fiscal 2005, we accomplished our goals of maintaining our epilepsy franchise and preparing our organization for a successful treatment-resistant depression launch,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “Despite an increasing investment of time and expenses into TRD pre-launch activities, we realized sequential improvements in efficiencies steadily throughout the year, with the fourth quarter being our strongest quarter. We are looking forward to FDA’s final decision regarding our Expedited Review PMA-Supplement and Amendment for TRD. Cyberonics is much better prepared today to improve the lives of 4.4 million Americans with TRD than we were in 1997 at epilepsy approval to improve the lives of over 400,000 Americans touched by refractory epilepsy.”

“Cyberonics continues to be in a quiet period pending FDA’s final TRD decision,” commented Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. “As a result, we have postponed the Investor and Analyst Dinner and Day scheduled for June 27 – 28 and have deferred any comment on fiscal 2005 results and our revised strategic plan, outlook and fiscal 2006 guidance until such time as FDA notifies us of its final decision regarding Cyberonics’ Expedited Review PMA-Supplement and Amendment for treatment-resistant depression.”

ABOUT VNS THERAPY AND CYBERONICS
Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market is epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 32,000 epilepsy patients in 24 countries have accumulated over 94,000 patient years of experience using VNS Therapy. The VNS Therapy System was deemed approvable in writing by the FDA on February 2, 2005 as an adjunctive treatment for chronic treatment-resistant depression for adults over the age of 18. According to FDA’s approvable letter, final approval was conditional on final labeling, final protocols for a post-approval dosing optimization study and patient registry, satisfactory compliance with the Quality System Regulations (QSR) and satisfactory resolution of any outstanding bioresearch monitoring issues. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning receipt of FDA’s final decision regarding our Expedited Review PMA-Supplement and Amendment for TRD and approval of VNS Therapy for treatment-resistant depression. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test of VNS Therapy for the treatment of depression, Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; our ability to hire, train and retain personnel; the accuracy of management’s estimates of future events, sales, expenses and earnings; and other risks detailed from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION

Pamela Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02154
Main: (281) 228-7200	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com

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CYBERONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	APRIL 29, 2005	APRIL 25, 2004
ASSETS
Current Assets
Cash, cash equivalents and short-term marketable securities	$61,475,892	$58,363,731
Accounts receivable, net	16,476,084	16,951,176
Inventories	8,545,385	7,793,856
Other current assets	3,355,778	2,663,299

Total Current Assets	89,853,139	85,772,062
Property and equipment, net and other assets	9,002,258	8,524,462

	$98,855,397	$94,296,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$23,049,628	$25,316,045
Long term liabilities	209,928	—
Stockholders’ equity	75,595,841	68,980,479

	$98,855,397	$94,296,524

CYBERONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	13-WEEKS ENDED	14-WEEKS ENDED	52-WEEKS ENDED	53-WEEKS ENDED
	APRIL 29, 2005	APRIL 30, 2004	APRIL 29, 2005	APRIL 30, 2004
	(Unaudited)	(Unaudited)
Net sales	$26,659,945	$26,307,817	$103,442,570	$110,721,499
Cost of sales	3,317,534	3,589,785	15,575,741	16,295,562

Gross Profit	23,342,411	22,718,032	87,866,829	94,425,937

Operating Expenses:
Selling, general and administrative	24,712,216	18,822,926	81,430,943	70,597,149
Research and development	5,401,069	4,746,644	19,341,075	17,133,709

Total Operating Expenses	30,113,285	23,569,570	100,772,018	87,730,858

Earnings (loss) From Operations	(6,770,874)	(851,538)	(12,905,189)	6,695,079
Interest income	405,620	138,942	1,072,488	469,924
Interest expense	(107,278)	(140,820)	(444,270)	(565,702)
Other income (expense), net	18,270	(316,857)	84,736	390,997

Earnings (loss) before income taxes	(6,454,262)	(1,170,273)	(12,192,235)	6,990,298
Income Tax provision	11,819	75,257	26,113	230,789
Net Earnings (loss)	$(6,466,081)	$(1,245,530)	$(12,218,348)	$6,759,509

Basic earnings (loss) per share	$(0.26)	$(0.05)	$(0.51)	$0.29
Diluted earnings (loss) per share	$(0.26)	$(0.05)	$(0.51)	$0.26

Shares used in computing basic earnings per share	24,636,669	23,403,720	24,036,736	22,921,031
Shares used in computing diluted earnings per share	24,636,669	23,403,720	24,036,736	26,053,330